ECOSPIRE GLOBAL INC.

1968 S. Coast Hwy, #2854, Laguna Beach, California 92651

Telephone: (917) 985 7989

August 17, 2026

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re: Ecospire Global Inc. -- Offering Statement on Form 1-A

Regulation A, Tier 2 -- Undertakings of the Issuer

Ladies and Gentlemen:

Ecospire Global Inc., a corporation organized under the laws of the State of California (the "Company"), has filed with the United States Securities and Exchange Commission (the "Commission") an offering statement on Form 1-A (the "Offering Statement") relating to the offer and sale of up to 10,000,000 shares of the Company's common stock, par value $0.0001 per share (the "Shares"), at a price of $0.10 per Share, for a maximum aggregate offering amount of $1,000,000.00, pursuant to Tier 2 of Regulation A under the Securities Act of 1933, as amended (the "Securities Act").

In connection with the Offering Statement, and in consideration of the qualification thereof by the Commission, the Company hereby irrevocably undertakes as follows:

1.	Delivery of the Offering Circular. The Company undertakes to comply with Rule 251(d)(2) of Regulation A, and, in connection with each sale of Shares, to deliver or cause to be delivered to each purchaser, no later than two business days after completion of the sale, a copy of the final offering circular or a notice complying with Rule 251(d)(2)(ii) containing the uniform resource locator at which the final offering circular may be obtained on the Commission's Electronic Data Gathering, Analysis and Retrieval system.
2.	Preliminary Offering Circular Delivery. Where the Company or any person acting on its behalf accepts an offer to purchase Shares from a prospective purchaser to whom a preliminary offering circular was furnished, the Company undertakes to comply with the delivery requirements of Rule 251(d)(2)(i)(B) with respect to such purchaser.
3.	Offering Circular Supplements. The Company undertakes to file offering circular supplements pursuant to Rule 253(g) of Regulation A within the times and in the circumstances prescribed by that rule, including in respect of any information constituting a substantive change from or addition to the information set forth in the last offering circular filed with the Commission.
4.	Post-Qualification Amendments. The Company undertakes to file a post-qualification amendment to the Offering Statement pursuant to Rule 252(f)(2) of Regulation A (a) to include any financial statements required by Part F/S of Form 1-A at the time of such amendment, and (b) to reflect in the offering circular any facts or events arising after the qualification date, or the most recent post-qualification amendment thereof, which individually or in the aggregate represent a fundamental change in the information set forth in the Offering Statement.
5.	Continuous Offering. The Shares are being offered on a continuous basis pursuant to Rule 251(d)(3) of Regulation A. The Company undertakes that the offering will terminate upon the earliest of (a) the sale of all Shares offered, (b) the close of business on the day that is 365 days from the date of qualification of the Offering Statement by the Commission, unless extended by the Company in accordance with Regulation A, and (c) the withdrawal or termination of the offering by the Company in its sole discretion, and that the Company will not sell Shares pursuant to the Offering Statement after the expiration of the period permitted by Rule 251(d)(3).
6.	Ongoing Reporting Obligations. The Company undertakes to file with the Commission, for so long as it is required to do so by Rule 257(b) of Regulation A, (a) annual reports on Form 1-K within 120 calendar days after the end of each fiscal year, (b) semiannual reports on Form 1-SA within 90 calendar days after the end of each semiannual period, (c) current reports on Form 1-U within four business days of the occurrence of any reportable event, and (d) where applicable, an exit report on Form 1-Z. The Company's fiscal year ends on July 31.
7.	Solicitation Materials. The Company undertakes that any written communication used to solicit indications of interest in the Shares will comply with Rule 255 of Regulation A, and that any solicitation of interest materials used after the public filing of the Offering Statement will be submitted to the Commission as required by Rule 255(b).
8.	No Escrow; Direct Receipt of Funds. The Company confirms that no escrow account has been established in connection with the offering, that there is no minimum offering amount, that subscription funds will be delivered directly to the Company, and that the Company will not accept subscription funds prior to qualification of the Offering Statement by the Commission. Subscriptions that are rejected in whole or in part will be returned to the subscriber, without interest and without deduction, promptly following rejection.
9.	Qualified Purchaser Requirements. The Company undertakes to sell the Shares only to persons who satisfy the "qualified purchaser" requirements of Rule 251(d)(2)(i)(C) of Regulation A, and to obtain from each purchaser who is not an accredited investor a written representation that the aggregate purchase price paid by such purchaser does not exceed the applicable ten percent limitation prescribed by that rule.
10.	Rule 262 Inquiry. The Company undertakes to exercise reasonable care in conducting a factual inquiry to determine whether any person specified in Rule 262(a) of Regulation A is subject to a disqualifying event described in that rule, to disclose to investors any matter that would have constituted a disqualifying event but for its having occurred before June 19, 2015, and to cease sales pursuant to the Offering Statement upon becoming aware of any disqualifying event that would preclude reliance on Regulation A.
11.	Supplemental Information. The Company undertakes to furnish to the staff of the Commission, upon request and on a supplemental basis, such further information as the staff may reasonably require in connection with its review of the Offering Statement, including any information relating to the offering, the Company's officers, directors and principal shareholder, and the Company's financial statements.
12.	Books and Records. The Company undertakes to maintain and preserve the books, records and other documents relating to the offering, including subscription agreements, investor certifications and records of the delivery of the offering circular, for such period as may be required by applicable law and to make such records available to the Commission upon request.
13.	Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the Company's Bylaws or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
14.	Acknowledgment. The Company acknowledges that (a) the Company is responsible for the adequacy and accuracy of the disclosure in the Offering Statement; (b) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Offering Statement; and (c) the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

This letter is furnished by the Company for the benefit of the Commission and its staff in connection with their review of the Offering Statement. The undertakings set forth herein are given by the Company as of the date first written above and shall remain in effect for so long as the Offering Statement remains qualified and, in the case of the undertakings set forth in paragraphs 6 and 12, for so long as the corresponding obligations under Regulation A continue.

Very truly yours,

ECOSPIRE GLOBAL INC.

/s/ Chiu Koon Tat

By: Chiu Koon Tat

Director, Chief Executive Officer and Chief Financial Officer

Dated: August 17, 2026

cc: Di Ban, Esq., Bandi & Associates PLLC, 1330 Avenue of the Americas, Ste 2300, New York, NY 10019